Exhibit 99.5

AMENDMENT NO. 4

TO

ESCROW AGREEMENT

This Amendment No. 4 to Escrow Agreement (the “Amendment”) dated as of May 5, 2016 is by and between, Reven Housing REIT, Inc. (the “Company”), and U.S. Bank National Association (the “Escrow Agent”), known collectively herein as the “Parties.”

RECITALS

A.          The Company and Escrow Agent have previously entered into that certain Escrow Agreement dated September 29, 2015 as amended on November 23, 2015, January 27, 2016 and April 26, 2016 (“Agreement”).

B.          The Parties now wish to further amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.           AMENDMENTS TO AGREEMENT:

1.1	As used in the Agreement, the term “Minimum Offering” shall mean the sale of 3,001,500 shares of the Company’s Common Stock at $5.00 per share and the term “Minimum Offering Amount” shall mean $15,007,500.

2.           Except as expressly set forth in this Amendment, all provisions, terms, and conditions set forth in the Agreement shall continue to remain in full force and effect and shall not be affected by this Amendment.  This Amendment may be signed via facsimile in any number of counterparts, each of which shall be deemed an original, but when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to Escrow Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that U.S. Bank National Association is acting only as an escrow agent in connection with the offering of the Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities.

COMPANY:

REVEN HOUSING REIT, INC.

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Georgina Thomas
Georgina Thomas
Assistant Vice President